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                                               EXHIBIT F

      25 Research Drive, Westborough, Massachusetts 01582
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                                  December 22, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

  Re:    New England Electric System
    File No. 70-9109

Dear Commissioners:

  The statement on Form U-1 filed in the above proceeding was permitted to become effective by the Commission's Order dated December 10, 1997. As counsel for the above named company, I have reviewed the following action taken subsequent to my opinion dated November 25, 1997, to carry out the following transactions described in the statement:

  New England Electric System executed the Credit Agreement dated as of December 15, 1997, with the initial lenders named therein, Merrill Lynch Capital Corporation, as Syndication Agent,
  BankBoston, N.A., as Administrative Agent, and Credit Suisse
  First Boston, as Documentation Agent, a copy of which is also attached as an exhibit to the Certificate of Notification.

  I have reviewed the above mentioned opinion, which was filed by amendment as Exhibit F to the statement on Form U-1 in the above proceeding, and I hereby confirm the various opinions and statements contained therein. It is my further opinion that the foregoing transaction has been carried out in accordance with the Statement.

                             Very truly yours,


                             s/Robert King Wulff

                             Robert King Wulff
                             Corporation Counsel